Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors

ZAGG Inc:

We consent to the use of our reports dated March 18, 2013, with respect to the consolidated balance sheets of ZAGG Inc as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

(signed) KPMG LLP

Salt Lake City, Utah

March 22, 2013